UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: May 22, 2008

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2008, the Company entered into an amendment to its Credit Agreement dated July 28, 2005, with Bank of America, N.A., as administrative agent and L/C Issuer; Citibank, N.A. and The Toronto Dominion Bank, as co-syndication agents; BNP Paribas and The Bank Of Nova Scotia, as co-documentation agents; Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers; and the lenders party thereto (the “Credit Agreement”). The primary amendments to the Credit Agreement are (1) revising the limit imposed by the leverage ratio covenant and (2) removing accumulated other comprehensive income or loss in calculating the total capitalization component of the leverage ratio. Similar changes were subsequently made to the covenants in our accounts receivable securitization facility and other credit agreements.

In our Quarterly Report on Form 10-Q for the quarter ended March 29, 2008, we reported that we had $836 million in unused borrowing capacity under our committed credit agreements and accounts receivable securitization facility, but current covenant language in those agreements limited our effective unused borrowing capacity to $245 million. With the amendments described above, our reported unused borrowing capacity is no longer limited.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Amendment No. 3 to Credit Agreement dated July 28, 2005, with Bank of America, N.A., as administrative agent and L/C Issuer; Citibank, N.A. and The Toronto Dominion Bank, as co-syndication agents; BNP Paribas and The Bank Of Nova Scotia, as co-documentation agents; Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers; and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.

Date: May 30, 2008	By:	/s/ Randall D. Levy

Name: Randall D. Levy

Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description	Page
10.1	Amendment No. 3 to Credit Agreement dated July 28, 2005, with Bank of America, N.A., as administrative agent and L/C Issuer; Citibank, N.A. and The Toronto Dominion Bank, as co-syndication agents; BNP Paribas and The Bank Of Nova Scotia, as co-documentation agents; Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers; and the lenders party thereto	4

3